Exhibit 99.1

      WALTER INDUSTRIES ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2006 RESULTS

 - Fourth Quarter Earnings of $0.69 per Diluted Share; $0.55 from Continuing
                                  Operations -

    - Full-Year Earnings of $3.87 per Diluted Share; $2.86 from Continuing
                                  Operations -

      - Natural Resources Reports Solid Fourth Quarter Coal Production -

 - Board of Directors Announces 25 Percent Increase in Quarterly Dividend to
                                $0.05 per Share -

TAMPA, Fla., Feb. 7 /PRNewswire-FirstCall/ -- Walter Industries, Inc. (NYSE:
WLT) today reported net income of $35.9 million, or $0.69 per diluted share for the fourth quarter ended Dec. 31, 2006 and $198.4 million, or $3.87 per diluted share for the full year 2006. Income from continuing operations for the fourth quarter, excluding earnings of Mueller Water Products, which was spun off in December 2006, totaled $28.4 million, or $0.55 per diluted share, compared with a loss from continuing operations of $29.4 million, or $0.75 per share in the fourth quarter last year.

(Logo: http://www.newscom.com/cgi-bin/prnh/20020429/FLM010LOGO-c)

Full-year income from continuing operations in 2006 totaled $145.6 million, or $2.86 per diluted share compared with $34.4 million, or $0.78 per diluted share in 2005. Prior-year results for the fourth quarter and full-year included a pre-tax goodwill impairment charge at Homebuilding of $63.2 million.

"Walter Industries accomplished significant strategic actions in 2006, including the initial public offering and spin-off of Mueller Water Products," said Walter Industries Chairman Michael T. Tokarz. "With these key initiatives now successfully completed, we are well positioned to continue our value creation strategy."

Separately, the Company's Board of Directors announced a 25 percent increase in the Company's regular quarterly dividend, from $0.04 to $0.05 per share, payable on March 16, 2007 to shareholders of record at the close of business on Feb. 20, 2007.

"The Board views this dividend increase as a reflection of our confidence in the Company's future prospects," Tokarz added.

Fourth Quarter 2006 Financial Results

Net sales and revenues from continuing operations for the fourth quarter totaled $316.8 million, down from $324.9 million in the prior-year period. Revenues at Natural Resources were $17.3 million lower versus the prior-year period, driven by reduced coal sales volumes. As previously reported, lower volumes resulted from delays in shipments originally scheduled for December 2006, as well as low inventory levels entering the fourth quarter. These negative impacts were partially offset by revenue growth of 9.8 percent in the Financing and Homebuilding group, principally as a result of higher unit completions and increased home selling prices.

Operating income from continuing operations for the fourth quarter totaled $73.7 million compared to an operating loss of $3.2 million in the fourth quarter 2005. Results in the current-year period include income of $23.4 million related to the settlement of an insurance claim associated with the 2005 water ingress problem at Mine No. 5, a $4.1 million reduction in employee post-retirement benefits expense and $2.9 million in incremental stock compensation expense at Financing and Homebuilding, as well as a $3.4 million property impairment charge at Homebuilding's modular division. Operating income in the prior year reflected a goodwill impairment charge of $63.2 million at Homebuilding. Excluding these unusual items, operating income from continuing operations declined $7.5 million, primarily driven by the lower coal sales volumes, partially offset by operating improvements at Homebuilding.

Jim Walter Resources Chief Executive Officer George R. Richmond said, "I am pleased with our operating performance in the fourth quarter, despite some delays in metallurgical coal shipments. Our mining operation delivered solid results at Mine Nos. 4 and 7, and we completed production at Mine No. 5 as planned in December 2006. Even with this mine closure, our total monthly production improved sequentially throughout the quarter and these production improvements have continued through January 2007."

Full Year 2006 Financial Results

Net sales and revenues from continuing operations for the full year 2006 increased 15.1 percent versus the prior year. The significant increase in revenues stemmed primarily from higher pricing at Natural Resources as well as increased pricing and volumes at Homebuilding.

Operating income from continuing operations for the full year 2006 was $269.8 million, versus $94.5 million in the prior year. Excluding the insurance claim income of $23.4 million and the $63.2 million goodwill impairment charge in 2005, operating income increased approximately 56 percent. The improvement was primarily driven by higher metallurgical coal pricing at Natural Resources, plus increased on-your-lot completions and reduced operating expenses at Homebuilding.

Fourth Quarter Results by Operating Group

Natural Resources & Sloss

Natural Resources, which include the operations of Jim Walter Resources and Kodiak Mining, reported revenues of $153.0 million in the fourth quarter, down $17.3 million versus the same period last year. This reduction was primarily due to lower coal sales volumes and natural gas prices, partially offset by the Mine No. 5 insurance settlement recorded as miscellaneous revenue, as well as higher average coal prices. These higher average prices reflect a change in sales mix from a combination of metallurgical and steam coal sold in the prior-year period to 100 percent metallurgical coal sales in the current-year period.

Natural Resources sold 1.1 million tons of metallurgical coal during the quarter at an average price of $101.59 per short ton FOB port, compared to 1.2 million tons of metallurgical coal at an average price of $113.59 per ton and 273,000 tons of steam coal at $34.84 per ton during the same period last year. Shipments equating to approximately 180,000 tons originally scheduled for delivery in December 2006 were delayed until the first quarter 2007.

Jim Walter Resources produced 1.4 million tons for the quarter, a 25.0 percent increase over the prior-year period. In the fourth quarter 2005, production at Mine No. 7 was negatively impacted by unfavorable geologic conditions. Fourth quarter 2006 production improved 17.9 percent sequentially versus the third quarter 2006, as longwall advance rates at Mine No. 4 returned to normal levels as expected. Average coal production costs per ton improved 14.5 percent compared to the prior year and 15.6 percent versus the third quarter 2006, primarily due to positive impacts from higher volumes. Mine No. 5, which contributed 152,000 tons during the fourth quarter 2006, closed in December as planned.

The natural gas operation sold 1.9 billion cubic feet of gas at an average price of $8.44 per thousand cubic feet in the fourth quarter 2006, versus 1.7 billion cubic feet of gas at $10.54 per thousand cubic feet in the prior-year period. Natural gas prices realized in the current-year period include the benefit of hedging approximately 56 percent of production at an average price of $10.05 per thousand cubic feet, compared with approximately 65 percent of production hedged in the prior year at an average of $9.10. Spot prices in the current-year period averaged $6.46 per thousand cubic feet versus $12.72 in the prior-year period.

Natural Resources reported operating income of $63.7 million in the fourth quarter, compared to $51.7 million in the prior-year period. Operating income in the current-year period includes income of $23.4 million from the previously mentioned insurance settlement, as well as higher average coal prices. These positive impacts were partially offset by lower coal sales volumes and lower gas prices. Results for the current-year period also reflect lower idle mine charges and slightly improved production costs versus the prior-year period.

Sloss Industries, which is now reported as a separate segment, generated fourth quarter revenues of $30.4 million, down $2.7 million from the prior- year period due to lower furnace coke sales volumes and a reduction in revenues associated with the sale of its chemicals division in November 2006. Operating income for the quarter totaled $2.5 million, down $1.6 million from the prior-year period, primarily reflecting lower volumes.

Financing & Homebuilding

The Financing and Homebuilding group reported combined revenues of $131.5 million for the fourth quarter 2006, compared to $119.8 million in the prior-year period. The increase of $11.7 million versus the prior-year period was primarily due to an 11.2 percent increase in on-your-lot home completions and a
21.4 percent increase in average on-your-lot selling prices.

The Financing and Homebuilding group's combined operating income was $8.0 million for the quarter, compared to an operating loss of $54.2 million in last year's fourth quarter. Results for the fourth quarter 2005 included a goodwill impairment charge of $63.2 million at Homebuilding, while results in the current-year period include a $4.1 million reduction in post-retirement benefits expense, a $3.4 million property impairment charge at the segment's modular home manufacturing business, and $2.9 million in incremental stock compensation expense. Excluding these unusual items, operating income in the current-year period increased 13.7 percent versus the prior-year period, due to higher on-your-lot completions, higher average net selling prices and improved gross margins, partially offset by higher interest costs and lower prepayment income on the mortgage portfolio.

On-your-lot completions in the fourth quarter 2006 increased 72 units, reflecting improvements in contractor availability, and average net selling prices at Homebuilding increased 21.4 percent to $97,700. Modular home shipments in the current quarter declined 148 units, reflecting the discontinued production of certain low-margin products. The Company said today that it will exit the internal manufacture of its modular homes product line since sufficient capacity is available in the industry.

Financing continued its strong financial performance in the fourth quarter and full year despite lower prepayment income and higher stock compensation expense. At Dec. 31, 2006, delinquencies on the mortgage portfolio (the percentage of amounts outstanding more than 30 days past due) were 4.4 percent, an improvement from 5.2 percent at Dec. 31, 2005.

Other

Results in the "Other" segment, which includes the Company's corporate expenses and land subsidiaries, improved $3.7 million versus the same period last year, reflecting lower corporate expenses in the current-year period aided by lower employee and benefit-related costs, as well as lower legal expenses.

Interest expense for the fourth quarter declined $4.1 million versus the same period in 2005, reflecting significantly lower corporate debt. Results for the current quarter also reflect debt conversion expenses of $17.8 million, representing previously announced inducement premiums and other costs related to the conversion of $147.6 million of Senior Subordinated Convertible Notes to equity.

Income tax expense for the fourth quarter reflects the non-deductibility of the debt conversion expenses. The effective tax rate for the full-year 2006 of 31.9 percent reflects the benefit of percentage depletion, partially offset by the effect of non-deductible debt conversion expense.

Conference Call Web cast

Members of the Company's leadership team will discuss Walter Industries' fourth quarter results and other general business matters during a conference call and live Web cast to be held on Thursday, Feb. 8, 2007, at 10 a.m. Eastern Standard Time. To listen to the event live or in archive, visit the Company Web site at www.walterind.com.

About Walter Industries

Walter Industries, Inc. is a diversified company with consolidated annual revenues of approximately $1.3 billion. The Company is a significant producer of high-quality metallurgical coal and natural gas for worldwide markets and is a leader in financing and affordable homebuilding. The Company employs approximately 2,800 people. For more information about Walter Industries, please visit the Company Web site at www.walterind.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material, labor, equipment and transportation costs and availability, geologic and weather conditions, changes in extraction costs and pricing in the Company's mining operations, changes in customer orders, pricing actions by the Company's competitors, changes in law, potential changes in the mortgage-backed capital markets, and general changes in economic conditions. Those risks also include the timing of and ability to execute any strategic actions that may be pursued. Risks associated with forward-looking statements are more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no duty to update its forward-looking statements as of any future date.

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                ($ in Thousands)
                                    Unaudited

                                                    For the three months
                                                     ended December 31,
                                                ----------------------------
                                                    2006            2005
                                                ------------    ------------
Net sales and revenues:
  Net sales                                     $    232,993    $    269,067
  Interest income on instalment notes                 48,758          49,002
  Miscellaneous (1)                                   35,076           6,878
                                                     316,827         324,947

Cost and expenses:
  Cost of sales (exclusive of depreciation)          158,578         184,693
  Depreciation                                        10,532           8,314
  Selling, general and administrative                 36,606          36,322
  Provision for losses on instalment notes             2,301           2,514
  Postretirement benefits                                318           3,600
  Interest expense - mortgage-
   backed/asset-backed notes                          30,344          29,422
  Interest expense - other debt                        8,239          12,360
  Amortization of intangibles                            506             818
  Restructuring and impairment charges                 3,913             868
  Debt conversion expense (2)                         17,789               -
  Impairment of goodwill                                   -          63,210
  Credit for estimated hurricane
   insurance losses                                        -          (1,600)
                                                     269,126         340,521

Income (loss) from continuing operations
 before income tax expense                            47,701         (15,574)
Income tax expense (3)                               (19,266)        (13,824)
Income (loss) from continuing operations              28,435         (29,398)
Discontinued operations, net of
 income taxes (4)                                      7,429         (43,999)
Net income (loss)                               $     35,864    $    (73,397)

Basic income (loss) per share:
Income (loss) from continuing operations        $       0.60    $      (0.75)
Discontinued operations                                 0.15           (1.13)

Net income (loss)                               $       0.75    $      (1.88)

Weighted average number of shares
 outstanding                                      47,736,741      38,982,151

Diluted income (loss) per share:
Income (loss) from continuing
 operations                                     $       0.55    $      (0.75)
Discontinued operations                                 0.14           (1.13)

Net income (loss)                               $       0.69    $      (1.88)

Weighted average number of diluted
 securities (5)                                   52,464,828      38,982,151

(1) The 2006 amount includes $23.4 million related to the settlement of an insurance claim for a water intrusion incident at Mine No. 5 that occurred in May 2005.

(2) Inducement costs paid related to the conversion of Senior Subordinated Convertible Notes into common stock.

(3) In 2006, a tax benefit has not been provided for $17.8 million of non-deductible debt conversion expense. In 2005, a tax benefit of only $0.5 million has been provided for the $63.2 million goodwill impairment charge, which is largely non-deductible.

(4) The 2006 and 2005 amounts primarily represent the results of operations of the Company's Water Products business which was spun-off in December 2006.

(5) Weighted average basic shares outstanding was used in the 2005 quarter period, as the use of fully diluted shares would have had an anti-dilutive effect.

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                          RESULTS BY OPERATING SEGMENT
                                ($ in Thousands)
                                    Unaudited

                                                    For the three months
                                                     ended December 31,
                                                ----------------------------
                                                    2006            2005
                                                ------------    ------------
NET SALES AND REVENUES:
Natural Resources                               $    152,996    $    170,253
Sloss                                                 30,422          33,115
  Natural Resources and Sloss                        183,418         203,368

Financing                                             53,126          54,836
Homebuilding                                          78,420          65,006
  Financing and Homebuilding Group                   131,546         119,842

Other                                                  4,865           3,708

Consolidating Eliminations                            (3,002)         (1,971)
                                                $    316,827    $    324,947

OPERATING INCOME (LOSS):
Natural Resources                               $     63,675    $     51,694
Sloss                                                  2,541           4,172
  Natural Resources and Sloss                         66,216          55,866

Financing                                             13,411          16,696
Homebuilding (1)                                      (5,367)        (70,884)
Financing and Homebuilding Group                       8,044         (54,188)

Other                                                   (530)         (4,212)

Consolidating Eliminations                                (1)           (680)
Operating income                                      73,729          (3,214)
Other debt interest and conversion
 expense                                             (26,028)        (12,360)
Income from continuing operations
 before income tax expense                      $     47,701    $    (15,574)

(1) Operating income includes a $3.4 million property impairment charge and a $63.2 million goodwill impairment charge in 2006 and 2005, respectively.

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                ($ in Thousands)
                                    Unaudited

                                                        For the years
                                                      ended December 31,
                                                 ---------------------------
                                                     2006           2005
                                                 ------------   ------------
Net sales and revenues:
  Net sales                                      $  1,046,711   $    908,697
  Interest income on instalment notes                 199,659        206,582
  Miscellaneous (1)                                    63,486         22,763
                                                    1,309,856      1,138,042

Cost and expenses:
  Cost of sales (exclusive of depreciation)           703,539        632,811
  Depreciation                                         39,017         31,976
  Selling, general and administrative                 149,762        154,526
  Provision for losses on instalment notes              9,062         10,724
  Postretirement benefits                              13,537         14,401
  Interest expense - mortgage-
   backed/asset-backed notes                          118,743        122,005
  Interest expense - other debt                        38,014         23,400
  Amortization of intangibles                           2,405          3,641
  Restructuring and impairment charges                  5,048            235
  Debt conversion expense (2)                          19,370              -
  Impairment of goodwill                                    -         63,210
  Provision (credit) for estimated
   hurricane insurance losses                          (1,046)        10,044
                                                    1,097,451      1,066,973

Income from continuing operations before
 income tax expense and minority interest             212,405         71,069
Income tax expense (3)                                (67,821)       (36,718)
Income from continuing operations
 before minority interest                             144,584         34,351
Minority interest in net loss of
 affiliates                                            (1,000)             -
Income from continuing operations                     145,584         34,351
Discontinued operations, net of
 income taxes (4)                                      52,785        (27,305)
Net income                                       $    198,369   $      7,046

Basic income per share:
Income from continuing operations                $       3.31   $       0.89
Discontinued operations                                  1.20          (0.71)

Net income                                       $       4.51   $       0.18

Weighted average number of shares
 outstanding                                       44,029,837     38,484,675

Diluted income per share:
Income from continuing operations                $       2.86   $       0.78
Discontinued operations                                  1.01          (0.55)

Net income                                       $       3.87   $       0.23

Weighted average number of diluted
 securities                                        52,077,356     49,209,176

(1) The 2006 amount includes $23.4 million related to the settlement of an insurance claim for a water intrusion incident at Mine No. 5 that occurred in May 2005.

(2) Inducement costs paid related to the conversion of Senior Subordinated Convertible Notes into common stock.

(3) In 2006, a tax benefit has not been provided for $19.4 million of non-deductible debt conversion expense. In 2005, a tax benefit of only $0.5 million has been provided for the $63.2 million goodwill impairment charge, which is largely non-deductible.

(4) The 2006 and 2005 amounts primarily represent the results of operations of the Company's Water Products business which was spun-off in December 2006. Also in 2006, the Company wrote down the receivable resulting from the 2003 sale of its AIMCOR subsidiary to net realizable value.

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                          RESULTS BY OPERATING SEGMENT
                                ($ in Thousands)
                                    Unaudited

                                                        For the years
                                                      ended December 31,
                                                 ---------------------------
                                                     2006           2005
                                                 ------------   ------------
NET SALES AND REVENUES:
Natural Resources                                $    679,580   $    548,577
Sloss                                                 133,033        129,035
  Natural Resources and Sloss                         812,613        677,612

Financing                                             219,551        229,156
Homebuilding                                          275,841        226,796
  Financing and Homebuilding Group                    495,392        455,952

Other                                                  15,087         12,354

Consolidating Eliminations                            (13,236)        (7,876)
                                                 $  1,309,856   $  1,138,042

OPERATING INCOME (LOSS):
Natural Resources                                $    246,345   $    164,103
Sloss                                                   8,071         11,442
  Natural Resources and Sloss                         254,416        175,545

Financing                                              53,987         46,019
Homebuilding (1)                                      (22,115)      (103,881)
  Financing and Homebuilding Group                     31,872        (57,862)

Other                                                 (15,852)       (20,500)

Consolidating Eliminations                               (647)        (2,714)
Operating income                                      269,789         94,469
Other debt interest and conversion
 expense                                              (57,384)       (23,400)
Income from continuing operations
 before income tax expense and
 minority interest                               $    212,405   $     71,069

(1) Operating income includes a $3.4 million property impairment charge and a $63.2 million goodwill impairment charge in 2006 and 2005, respectively.

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                            SUPPLEMENTAL INFORMATION
                                    Unaudited

                                                           For the three months              For the years
                                                            ended December 31,            ended December 31,
                                                        ---------------------------   ---------------------------
                                                            2006           2005           2006           2005
                                                        ------------   ------------   ------------   ------------
Operating Data:
  Jim Walter Resources
    Tons sold by type (in thousands):
      Metallurgical coal, contracts                            1,068          1,218          5,234          4,356
      Metallurgical coal, spot sales                               -              -              -            144
      Purchased metallurgical coal                                28              -             84              -
      Steam coal                                                   -            273            300          1,404
                                                               1,096          1,491          5,618          5,904

    Average sale price per ton:
      Metallurgical coal, contracts                     $     101.59   $     113.59   $     107.45   $      96.56
      Metallurgical coal, spot sales                    $          -   $          -   $          -   $     113.08
      Steam coal                                        $          -   $      34.84   $      35.02   $      35.02
      Total                                             $     101.59   $      99.18   $     103.58   $      82.33

    Tons sold by mine (in thousands):
      Mine No. 4                                                 362            754          2,224          2,961
      Mine No. 7                                                 532            578          2,506          2,139
      Mine No. 5                                                 174            159            804            804
                                                               1,068          1,491          5,534          5,904

    Coal cost of sales (exclusive of depreciation):
      Mine No. 4 per ton                                $      60.34   $      47.40   $      59.89   $      40.29
      Mine No. 7 per ton                                $      54.36   $      73.20   $      53.68   $      56.08
      Mine No. 5 per ton                                $      67.94   $      66.59   $      70.56   $      53.64
      Total                                             $      58.60   $      59.46   $      58.62   $      47.83
      Idle mine costs
       ($ in thousands) (1)                             $        667   $      5,763   $      1,249   $     21,896
      Other costs ($ in thousands) (2)                  $      3,452   $      4,590   $     17,802   $      8,581

    Tons of coal produced (in thousands)
      Mine No. 4                                                 648            695          2,187          3,039
      Mine No. 7                                                 577            245          2,558          2,039
      Mine No. 5                                                 152            162            806            657
                                                               1,377          1,102          5,551          5,735

    Coal production costs per ton: (3)
      Mine No. 4                                        $      39.89   $      36.07   $      45.14   $      31.71
      Mine No. 7                                        $      43.75   $      90.04   $      40.12   $      43.77
      Mine No. 5                                        $      58.95   $      56.07   $      56.64   $      53.27
      Total                                             $      43.61   $      51.00   $      44.50   $      38.47

    Natural gas sales, in mmcf
     (in thousands)                                            1,933          1,696          7,712          6,937
    Natural gas average sale price per
     mmcf                                               $       8.44   $      10.54   $       8.67   $       7.95
    Natural gas cost of sales per mmcf                  $       2.54   $       3.65   $       2.69   $       2.89

(1) Idle mine costs are charged to period expense when incurred.

(2) Consists of charges (credits) not directly allocable to a specific mine and cost related to purchased coal.

(3) Coal production costs per ton are a component of inventoriable costs, including depreciation. Other costs of sales not included in coal production costs per ton include Company-paid outbound freight, postretirement benefits, asset retirement obligation expenses, royalties and Black Lung excise taxes.

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                            SUPPLEMENTAL INFORMATION
                                    Unaudited

                                                           For the three months              For the years
                                                            ended December 31,            ended December 31,
                                                        ---------------------------   ---------------------------
                                                            2006           2005           2006           2005
                                                        ------------   ------------   ------------   ------------
Operating Data (continued):

  Sloss Industries
    Furnace and foundry coke
     tons sold                                                93,559        106,681        399,321        398,537
    Furnace and foundry coke average
     sale price per ton                                 $     221.36   $     221.92   $     222.04   $     225.13
    Fiber tons sold                                           22,899         19,496        101,012         85,661
    Fiber price per ton                                 $     266.38   $     239.52   $     264.47   $     240.24

  Financing
    Delinquencies                                                4.4%           5.2%           4.4%           5.2%
    Prepayment speeds                                            9.9%          10.5%          10.0%          10.7%

  Homebuilding
    New sales contracts                                          698            807          3,049          4,042
    Cancellations                                                130            274            646            843
    Unit completions                                             789            865          3,047          3,022
    Average sale price                                  $     97,700   $     75,000   $     90,000   $     74,700
    Ending homes backlog                                       1,534          2,178          1,534          2,178

Depreciation ($ in thousands):
  Natural Resources                                     $      7,455   $      5,504   $     27,004   $     20,855
  Sloss                                                          896            908          3,623          3,859
  Financing                                                      356            347          1,387          1,403
  Homebuilding                                                 1,405          1,321          5,385          4,966
  Other                                                          420            234          1,618            893
                                                        $     10,532   $      8,314   $     39,017   $     31,976

Restructuring and impairment charges (credits)
 ($ in thousands):
  Mine No. 5 shutdown costs                             $          -   $         15   $          -   $       (618)
  Mine No. 7 longwall shield
   impairment                                                      -            853              -            853
  Sloss chemical business asset
   impairment                                                    504              -          1,639              -
  Homebuilding goodwill impairment                                 -         63,210              -         63,210
  Homebuilding property impairment                             3,409              -          3,409              -
                                                        $      3,913   $     64,078   $      5,048   $     63,445

Capital expenditures ($ in
 thousands):
  Natural Resources                                     $     20,722   $     29,913   $     86,305   $     94,301
  Sloss                                                        2,060          1,697          7,761          7,314
  Financing                                                       74             52            295            206
  Homebuilding                                                 1,481          3,054          5,669          8,921
  Other                                                          354          1,427          1,025          3,776
                                                        $     24,691   $     36,143   $    101,055   $    114,518

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                ($ in Thousands)
                                    Unaudited

                                                        December 31,
                                                 ---------------------------
                                                     2006           2005
                                                 ------------   ------------
ASSETS
Cash and cash equivalents                        $    127,370   $     64,436
Short-term investments, restricted                     90,042        124,573
Instalment notes receivable, net of
 allowance of $13,011 and
 $12,489, respectively                              1,779,697      1,693,922
Receivables, net                                       88,643         74,610
Inventories                                           108,871        122,146
Prepaid expenses                                       30,146         21,460
Property, plant and equipment, net                    311,189        258,502
Other long-term assets                                130,839        113,163
Identifiable intangibles, net                           6,423          8,828
Goodwill                                               10,895         10,895
Assets of discontinued operations                           -      2,911,369
                                                 $  2,684,115   $  5,403,904

LIABILITIES AND STOCKHOLDERS'
 EQUITY
Accounts payable                                 $     62,706   $     53,355
Accrued expenses                                       96,552         95,221
Deferred income taxes                                   3,379              -
Debt:
  Mortgage-backed/asset-backed notes                1,736,706      1,727,329
  Other debt                                          249,491        623,875
Accrued interest                                       17,053         20,397
Accumulated postretirement benefits
 obligation                                           330,241        225,241
Other long-term liabilities                           186,079        182,664
Liabilities of discontinued
 operations                                                 -      2,187,206
Total liabilities                                   2,682,207      5,115,288

Stockholders' equity                                    1,908        288,616
                                                 $  2,684,115   $  5,403,904

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2006
                                ($ in Thousands)
                                    Unaudited

                                                                           Capital in
                                                              Common        Excess of    Comprehensive
                                               Total          Stock         Par Value        Income
                                           ------------    ------------   ------------   -------------
Balance at December 31, 2005               $    288,616    $        598   $  1,210,751
Adjustment to initially apply SAB
 No. 108                                          5,069
Adjusted balance at December 31, 2005      $    293,685    $        598   $  1,210,751

 Comprehensive income:
Net income                                      198,369                                  $     198,369
Other comprehensive income, net of tax:
  Decrease in additional minimum
   pension liability                                703                                            703
  Cumulative foreign currency
   translation adjustment                         1,053                                          1,053
  Net unrealized gain on hedges                   4,113                                          4,113
Comprehensive income                                                                     $     204,238
Adjustment to initially apply FASB
 Statement No. 158                              (74,513)
Sale of common stock                            168,680              26        168,654
Stock issued upon conversion of
 convertible notes                              176,108              98        176,010
Gain on sale of investment in
 Mueller Water Products, Inc.
 through initial public offering                132,048                        125,088
Stock dividend for spin-off of
 Mueller Water Products, Inc.                  (919,933)                      (944,393)
Stock issued upon exercise of
 stock options                                    4,735               6          4,729
Tax benefit on the exercise of
 stock options                                    8,310                          8,310
Dividends paid, $0.16 per share                  (6,825)                        (6,825)
Stock-based compensation                         15,375                         15,375

Balance at December 31, 2006               $      1,908    $        728   $    757,699

                    WALTER INDUSTRIES, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 2006
                                ($ in Thousands)
                                    Unaudited

                                                                          Accumulated
                                                                             Other
                                            Accumulated    Treasury      Comprehensive
                                              Deficit        Stock       Income (Loss)
                                           ------------   ------------   -------------
Balance at December 31, 2005               $   (602,002)  $   (259,317)  $     (61,414)
Adjustment to initially apply SAB
 No. 108                                          5,069
Adjusted balance at December 31, 2005      $   (596,933)  $   (259,317)  $     (61,414)

Comprehensive income:
Net income                                      198,369
Other comprehensive income, net of tax:
  Decrease in additional minimum
   pension liability                                                               703
  Cumulative foreign currency
   translation adjustment                                                        1,053
  Net unrealized gain on hedges                                                  4,113
Comprehensive income
Adjustment to initially apply FASB
 Statement No. 158                                                             (74,513)
Sale of common stock
Stock issued upon conversion of
 convertible notes
 Gain on sale of investment in
Mueller Water Products, Inc.
 through initial public offering                                                 6,960
Stock dividend for spin-off of
 Mueller Water Products, Inc.                                                   24,460
Stock issued upon exercise of stock
 options
Tax benefit on the exercise of stock
 options
Dividends paid, $0.16 per share
Stock-based compensation

Balance at December 31, 2006               $   (398,564)  $   (259,317)  $     (98,638)

SOURCE  Walter Industries, Inc.
    -0-                             02/07/2007
    /CONTACT: Investors, Mark H. Tubb, Vice President - Investor Relations, +1-813-871-4027, or mtubb@walterind.com, or Media, Michael A. Monahan, Director - Corporate Communications, +1-813-871-4132, or mmonahan@walterind.com, both of Walter Industries, Inc./
    /Photo: NewsCom: http://www.newscom.com/cgi-bin/prnh/20020429/FLM010LOGO-c
            AP Archive:  http://photoarchive.ap.org
            PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.walterind.com/
    (WLT)